Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com

MGIC Investment Corporation
Second Quarter Net Income of $174.4 Million

MILWAUKEE (July 14, 2005) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended June 30, 2005 of $174.4 million, compared with the $154.5 million for the same quarter a year ago. Diluted earnings per share was $1.87 for the quarter ending June 30, 2005, compared to $1.56 for the same quarter a year ago.

Net income for the first six months of 2005 was $356.4 million, compared with $284.6 million for the same period last year. For the first six months of 2005, diluted earnings per share was $3.77 compared with $2.87 for the same period last year.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that he remains pleased with delinquency inventory and joint venture performance but that attractive interest rates and strong home price appreciation continue to negatively impact insurance in force and associated revenues.

Total revenues for the second quarter were $395.0 million, down 2.0 percent from $403.1 million in the second quarter of 2004. The decline in revenues resulted from a 5.9 percent decrease in net premiums earned to $311.6 million. Net premiums written for the quarter were $309.2 million, compared with $319.1 million in the second quarter last year, a decrease of 3.1 percent.

New insurance written in the second quarter was $16.6 billion, compared to $16.1 billion in the second quarter of 2004. New insurance written for the quarter included $6.2 billion of bulk business compared with $2.9 billion in the same period last year. New insurance written for the first six months of 2005 was $28.0 billion compared to $29.1 billion in the first half of 2004 and includes $8.7 billion of bulk business compared to $5.0 billion in the first half of 2004.

Persistency, or the percentage of insurance remaining in force from one year prior, was 60.9 percent at June 30, 2005, compared with 60.2 percent at December 31, 2004, and 53.8 percent at June 30, 2004.

As of June 30, 2005, MGIC’s primary insurance in force was $171.8 billion, compared with $177.1 billion at December 31, 2004, and $180.4 billion at June 30, 2004. The book value of MGIC Investment Corporation’s investment portfolio was $5.5 billion at June 30, 2005, compared with $5.6 billion at December 31, 2004, and $5.4 billion at June 30, 2004.

At June 30, 2005, the percentage of loans that were delinquent, excluding bulk loans, was 3.70 percent, compared with 3.99 percent at December 31, 2004, and 3.58 percent at June 30, 2004. Including bulk loans, the percentage of loans that were delinquent at June 30, 2005 was 5.62 percent, compared to 6.05 percent at December 31, 2004, and 5.55 percent at June 30, 2004.

Losses incurred in the second quarter were $136.9 million, down from $154.1 million reported for the same period last year due primarily to a decrease in the delinquency inventory. Underwriting expenses were $68.9 million in the second quarter down from $73.6 million reported for the same period last year.

Income from joint ventures, net of tax, for quarter was $44.5 million up from $34.8 million for the same period last year. For the six months ending June 30, 2005 joint venture contributions, net of tax, were $78.7 million versus $57.8 million for the same period one year ago.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $171.8 billion primary insurance in force covering 1.35 million mortgages as of June 30, 2005. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through August 15, 2005.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information, is available on the Company’s website at www.mgic.com under “Investor – News and Financials – News Releases.”

Safe Harbor Statement

Forward-Looking Statements and Risk Factors:

The Company’s revenues and losses could be affected by the risk factors discussed below, which should be reviewed in conjunction with the Company’s periodic reports to the SEC. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that the Company may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as the Company “believes”, “anticipates” or “expects”, or words of similar import, are forward looking statements. The Company is not undertaking any obligation to update any forward looking statements it may make even though these statements may be affected by events or circumstances occurring after the forward looking statements were made.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that 80-10-10 loans and related products are a significant percentage of mortgage originations in which borrowers make down payments of less than 20% and that their use, which the Company believes is primarily by borrowers with higher credit scores, continues to increase. During the fourth quarter of 2004, the Company introduced on a national basis a program designed to recapture business lost to these mortgage insurance avoidance products but there can be no assurance that it will be successful.

Deterioration in the domestic economy or changes in the mix of business may result in more homeowners defaulting and the Company’s losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, the percentage of the Company’s volume written on a flow basis that includes segments the Company views as having a higher probability of claim has continued to increase. These segments include loans with LTV ratios over 95% (including loans with 100% LTV ratios), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors.

Approximately 9% of the Company’s risk in force written through the flow channel, and more than half of the Company’s risk in force written through the bulk channel, consists of ARMs. The Company believes that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment. In addition, the Company believes the volume of “interest-only” loans has recently increased. Because interest-only loans are a relatively recent development, the Company has no data on their historical performance. The Company believes claim rates on certain interest-only loans will be substantially higher than on comparable loans requiring amortization. Interest-only loans may also be ARMs.

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender. As discussed under “The mortgage insurance industry is subject to risk from private litigation and regulatory proceedings” below, the Company provided information to the New York Insurance Department about captive mortgage reinsurance arrangements and it has been publicly reported that certain other insurance departments may review or investigate such arrangements.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.

The Company’s private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company

•	GE Capital Mortgage Insurance Corporation

•	United Guaranty Residential Insurance Company

•	Radian Guaranty Inc.

•	Republic Mortgage Insurance Company

•	Triad Guaranty Insurance Corporation

•	CMG Mortgage Insurance Company

Assured Guaranty Limited f/k/a/ AGC Holdings Limited, a financial guaranty company whose mortgage insurance business is primarily reinsurance, has announced that it intends to write investment grade mortgage guaranty insurance on a direct basis.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that the Company’s policies remain in force could decline and result in declines in the Company’s revenue.

In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

During the 1990s, the Company’s year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At June 30, 2005 persistency was at 60.9%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, the Company does not expect persistency will approach its December 31, 1990 level.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce the Company’s revenues.

The factors that affect the volume of low-down-payment mortgage originations include:

•	The level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	Population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.

If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.

Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability,

•	rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to the risk of private litigation and regulatory proceedings.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including the Company’s MGIC subsidiary, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. There can be no assurance that MGIC will not be subject to future litigation under RESPA or FCRA.

In June 2005, in response to a letter from the New York Insurance Department, the Company provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. Spokesmen for insurance commissioners in Colorado and North Carolina have been publicly reported as saying that those commissioners are considering investigating or reviewing captive mortgage reinsurance arrangements. Insurance departments or other officials in other states may also conduct such investigations or reviews. The anti-referral fee provisions of RESPA provide that HUD as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While the Company believes its captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on the Company or the mortgage insurance industry.

Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.

The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance were required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, the Company’s revenues could have been adversely affected to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

The Company’s income from joint ventures could be adversely affected by credit losses, insufficient liquidity or competition affecting the business of C-BASS or Sherman.

C-BASS: C-BASS is particularly exposed to credit risk and funding risk. In addition, C-BASS’s results are sensitive to its ability to purchase mortgage loans and securities on terms that it projects will meet its return targets.

With respect to credit risk, an increasing proportion of non-conforming mortgage originations (the types of mortgages C-BASS principally purchases), are products, such as interest only loans to subprime borrowers, that are viewed by C-BASS as having greater credit risk. In addition, credit losses are a function of housing prices, which in certain regions have experienced rates of increase greater than historical norms and greater than growth in median incomes.

With respect to liquidity, the substantial majority of C-BASS’s on-balance sheet financing for its mortgage and securities portfolio is short-term and dependent on the value of the collateral that secures this debt. While C-BASS’s policies governing the management of capital at risk are intended to provide sufficient liquidity to cover an instantaneous and substantial decline in value, such policies cannot guaranty that all liquidity required will in fact be available.

Although there has been growth in the volume of non-conforming mortgage originations in recent years, such growth may not continue if interest rates increase or the economy weakens. There is an increasing amount of competition to purchase non-conforming mortgages, including from newly established real estate investment trusts and from firms that in the past acted as mortgage securities intermediaries but which are now establishing their own captive origination capacity. Decreasing credit spreads also heighten competition in the purchase of non-conforming mortgages and other securities.

Sherman: Sherman’s results are sensitive to its ability to purchase receivable portfolios on terms that it projects will meet its return targets. While the volume of charged-off consumer receivables and the portion of these receivables that have been sold to third parties such as Sherman has grown in recent years, there is an increasing amount of competition to purchase such portfolios, including from new entrants to the industry, which has resulted in increases in the prices at which portfolios can be purchased.

The March 2005 acquisition of Bank of Marin is intended to provide Sherman with the capability to originate subprime credit card receivables. This acquisition has materially increased Sherman’s assets as well as its debt and its financial leverage. There can be no assurance that the benefits projected from the acquisition by Sherman will be achieved.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands of dollars, except per share data)
Net premiums written	$309,220	$319,126	$621,459	$648,188

Net premiums earned	$311,633	$331,128	$627,712	$672,644
Investment income	57,178	52,314	114,181	105,455
Realized gains	15,187	5,932	16,752	15,253
Other revenue	10,955	13,775	21,216	25,236

Total revenues	394,953	403,149	779,861	818,588

Losses and expenses:
Losses incurred	136,915	154,073	235,781	344,750
Underwriting, other expenses	68,946	73,638	137,732	141,822
Interest expense	10,512	10,202	21,234	20,450
Ceding commission	(887)	(915)	(1,778)	(1,785)

Total losses and expenses	215,486	236,998	392,969	505,237

Income before tax and joint ventures	179,467	166,151	386,892	313,351
Provision for income tax	49,605	46,430	109,265	86,561
Income from joint ventures, net of tax (1)	44,495	34,803	78,743	57,807

Net income	$174,357	$154,524	$356,370	$284,597

Diluted weighted average common shares outstanding (Shares in thousands)	93,182	99,264	94,545	99,233

Diluted earnings per share	$1.87	$1.56	$3.77	$2.87

(1) Diluted EPS contribution from C-BASS	$0.24	$0.22	$0.43	$0.36
Diluted EPS contribution from Sherman	$0.23	$0.12	$0.38	$0.20

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	June 30,	December 31,	June 30,
	2005	2004	2004
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,491,615	$5,582,627	$5,352,942
Cash	5,235	2,829	5,375
Reinsurance recoverable on loss reserves (2)	15,460	17,302	17,029
Prepaid reinsurance premiums	8,244	6,836	6,947
Home office and equipment, net	33,334	36,382	35,867
Deferred insurance policy acquisition costs	23,156	27,714	31,512
Other assets	760,069	707,001	605,321

	$6,337,113	$6,380,691	$6,054,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	1,112,286	1,185,594	1,123,863
Unearned premiums	138,589	143,433	143,100
Short- and long-term debt	599,850	639,303	599,768
Other liabilities	264,435	268,722	215,474

Total liabilities	2,115,160	2,237,052	2,082,205
Shareholders’ equity	4,221,953	4,143,639	3,972,788

	$6,337,113	$6,380,691	$6,054,993

Book value per share	$45.77	$43.05	$40.30

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	208,511	193,864	65,944
(2) Loss reserves, net of reinsurance recoverable on loss reserves	1,096,826	1,168,292	1,106,834

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains:
Realized gains	$15,187	$5,932	$16,752	$15,253
Income taxes at 35%	5,315	2,076	5,863	5,339

After tax realized gains	9,872	3,856	10,889	9,914
Weighted average shares	93,182	99,264	94,545	99,233

Diluted EPS contribution from realized gains	$0.11	$0.04	$0.12	$0.10

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings.

OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$16,628	$16,141	$28,035	$29,054

New risk written ($ millions):
Primary	$4,434	$4,188	$7,499	$7,587

Pool (1)	$58	$51	$106	$98

Product mix as a % of primary NIW
95% LTVs	28%	31%	27%	32%
ARMs	13%	13%	13%	12%
Refinances	26%	33%	29%	34%
Net paid claims ($ millions)
Flow	$74	$66	$145	$134
Bulk (2)	64	54	122	108
Other	20	20	40	40

	$158	$140	$307	$282

(1)	Represents contractual aggregate loss limits and, for the three and six months ended June 30, 2005 and 2004, for $441 million, $802 million, $251 million and $568 million, respectively, of risk without such limits, risk is calculated at $24 million, $44 million, $13 million and $27 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of
	June 30,	December 31,	June 30,
	2005	2004	2004
Direct Primary Insurance In Force ($ millions)	171,821	177,091	180,442
Direct Primary Risk In Force ($ millions)	44,827	45,981	46,472
Direct Pool Risk In Force ($ millions) (1)	2,808	3,022	2,954
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio	6.7:1	6.8:1	7.2:1
Primary Insurance:
Insured Loans	1,353,852	1,413,678	1,468,621
Persistency	60.9%	60.2%	53.8%
Total loans delinquent	76,081	85,487	81,490
Percentage of loans delinquent (delinquency rate)	5.62%	6.05%	5.55%
Loans delinquent excluding bulk loans	39,958	44,925	41,532
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.70%	3.99%	3.58%
Bulk loans delinquent	36,123	40,562	39,958
Percentage of bulk loans delinquent (delinquency rate)	13.13%	14.06%	12.89%
A-minus and subprime credit loans delinquent (2)	32,613	35,824	33,822
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	15.47%	16.49%	15.07%

(1)	Represents contractual aggregate loss limits and, at June 30, 2005, December 31, 2004 and June 30, 2004, respectively, for $5.3 billion, $4.9 billion and $4.7 billion of risk without such limits, risk is calculated at $462 million, $418 million and $380 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	A-minus and subprime credit is included in flow, bulk and total.

ADDITIONAL INFORMATION

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005
Insurance inforce
Flow ($ bil)	$154.9	$150.3	$145.7	$144.8	$143.0	$140.6	$140.0	$138.0	$135.1	$132.8
Bulk ($ bil)	$40.8	$43.3	$45.3	$44.8	$42.3	$39.8	$39.8	$39.1	$37.0	$39.0
Risk inforce
% Prime (FICO 620 & >)	83.8%	82.9%	82.2%	82.4%	83.0%	83.7%	83.9%	84.2%	84.6%	84.2%
% A minus (FICO 575 - 619)	11.2%	12.0%	12.6%	12.6%	12.3%	11.8%	11.6%	11.3%	11.0%	11.1%
% Subprime (FICO < 575)	5.0%	5.1%	5.2%	5.0%	4.7%	4.5%	4.5%	4.5%	4.4%	4.7%
Bulk % of risk inforce by credit grade
Prime (FICO 620 & >)	53.7%	54.1%	54.4%	55.0%	55.6%	56.3%	57.4%	58.1%	58.4%	58.0%
A minus (FICO 575 - 619)	28.7%	29.6%	30.1%	30.1%	29.9%	29.4%	28.3%	27.5%	27.1%	26.7%
Subprime (FICO < 575)	17.6%	16.3%	15.5%	14.9%	14.5%	14.3%	14.3%	14.4%	14.5%	15.3%
Flow % of risk inforce by credit grade
% Prime (FICO 700 and >)	50.4%	50.0%	49.7%	49.8%	49.9%	49.9%	50.3%	51.2%	51.4%	51.9%
% Prime (FICO 620 - 699)	42.4%	42.7%	43.0%	43.0%	43.0%	43.0%	42.8%	42.0%	41.8%	41.5%
% A minus (FICO 575 - 619)	6.0%	6.1%	6.1%	6.0%	5.9%	5.9%	5.8%	5.7%	5.7%	5.6%
% Subprime (FICO < 575)	1.2%	1.2%	1.2%	1.2%	1.2%	1.2%	1.1%	1.1%	1.1%	1.0%
New insurance written
Flow ($ bil)	$17.4	$18.8	$20.7	$14.2	$10.8	$13.2	$12.1	$11.0	$8.9	$10.4
Bulk ($ bil)	$6.7	$6.6	$7.3	$5.1	$2.1	$2.9	$6.0	$4.8	$2.5	$6.2
Average loan size of Insurance in force (000’s)
Flow	$117.6	$118.4	$119.4	$120.4	$120.9	$121.4	$122.2	$122.6	$122.7	$123.2
Bulk	$127.3	$127.2	$128.1	$128.4	$127.8	$128.3	$132.0	$135.5	$136.7	$141.7
Average Coverage Rate of Insurance in force
Flow	24.1%	24.4%	24.6%	24.8%	24.4%	24.5%	24.6%	24.8%	24.8%	25.0%
Bulk	25.9%	27.1%	28.2%	29.0%	30.2%	30.1%	30.2%	30.2%	30.3%	30.0%
Paid Losses (000’s)
Average severity flow	$23.6	$23.5	$22.9	$23.8	$25.0	$25.0	$25.2	$25.6	$26.5	$23.8
Average severity bulk	$21.8	$21.9	$22.0	$23.4	$22.8	$22.7	$23.9	$25.0	$25.6	$28.0
Average severity total	$22.9	$22.7	$22.5	$23.6	$24.0	$23.9	$24.6	$25.3	$26.1	$25.7
Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (1)	42.8%	44.0%	45.3%	46.1%	46.7%	47.1%	47.7%	48.1%	48.0%
% Quarterly NIW (flow only) subject to risk sharing (1)	51.9%	53.2%	53.4%	50.8%	51.2%	53.2%	49.8%	48.5%	47.0%
Premium ceded (millions)	$30.0	$29.5	$28.8	$28.4	$29.0	$29.0	$30.5	$26.3	$30.2	$30.3
Documentation Type — % of Risk in Force that is Alt A
Bulk (2)	n/a	n/a	n/a	24.8%	24.7%	24.6%	24.6%	25.8%	26.7%	27.8%
Flow (2)	n/a	n/a	n/a	6.7%	6.9%	7.2%	6.9%	6.9%	6.7%	6.6%
Total (2)	n/a	n/a	n/a	11.7%	11.7%	11.6%	11.5%	11.7%	11.7%	12.1%
Other:
Shares repurchased
# of shares (000)	1,868.1	331.4	0.0	94.5	395.0	319.5	682.1	1,692.4	1,100.1	3,350.0
Average price	$39.76	$45.04	$—	$52.29	$67.48	$71.88	$67.62	$64.57	$62.33	$60.73
C-BASS Investment	$178.5	$197.3	$204.6	$219.8	$228.7	$243.0	$261.5	$285.2	$304.8	$330.6
Sherman Investment	$42.3	$49.3	$52.3	$63.7	$45.8	$46.3	$71.2	$97.0	$69.4	$101.4
GAAP loss ratio (insurance operations only)	42.8%	51.3%	63.7%	65.7%	55.8%	46.5%	52.4%	56.1%	31.3%	43.9%
GAAP expense ratio (insurance operations only)	14.3%	15.0%	14.0%	13.1%	13.7%	15.1%	14.7%	15.0%	15.9%	15.1%

Footnotes:
(1)	Latest Quarter data not available due to lag in reporting
(2)	Data not tracked prior to Q4 2003